Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Brightcove Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to be Paid	$232,552,768.05 (1)	0.00015310	$35,603.83 (2)

Fees Previously Paid	$0		$0

Total Transaction Valuation	$232,552,768.05

Total Fees Due for Filing			$35,603.83

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$35,603.83

(1)

Aggregate number of securities to which transaction applies: As of November 20, 2024, the maximum number of securities of Brightcove Inc. (the “Company”) to which this transaction applies is estimated to be 52,259,049, which consists of: (i) 45,179,141 shares of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), which may be entitled to receive the per share merger consideration of $4.45 (the “Per Share Merger Consideration”) and (ii) 7,079,908 shares of Company Common Stock underlying outstanding restricted stock units, which may be entitled to receive the Per Share Merger Consideration.

(2)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated above by 0.00015310.